Exhibit 16.1

December 12, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K of Aytu BioPharma, Inc. dated December 12, 2022, and agree with the statements concerning our firm contained therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Plante & Moran PLLC Denver, Colorado